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EXHIBIT 99.15
AMENDED NOTICE OF SPECIAL MEETING OF BOARD OF DIRECTORS
FOR DECEMBER 8, 1998


                   Equity Growth Systems, inc.
               A publicly held Delaware corporation

     Amended Notice of Special Meeting of Board of Directors


                  By Facsimile Transmission to:

       Edward Granville-Smith             941-766- 8529 (fax)
       G. Richard Chamberlin              352-694-9178 (fax)
       Charles J. Scimeca                 941-358-8423 (fax)
       Anthony Q. Joffe                   561-392-6070 (fax)
       Penny Field                        941-435-9359 (fax)

     A special meeting of the Board of Directors for Equity Growth Systems, inc. (the "Board" and the "Corporation," respectively), will be held by telephone conference on the 8th day of December, 1998, at 10:30 A.M., notice being provided to all members by telephone and facsimile transmission.

     Exhibits referred to at such meeting will be provided to the participants by facimile transmissionl or by U.S mail or by E-mail. The meeting is required for the following purposes: 1) Adopting, Ratifying, Confirming New By- Laws and Repealing Old By-Laws Please contact G. Richard Chamberlin, Esquire, at (352) 694-6714 to make arrangements to participate.

                                Very truly yours

                           Equity Growth Systems, inc.



                                  -------------
                              G. Richard Chamberlin
                                    Secretary

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